Exhibit 99.1
Press Release Dated October 2, 2006

News Release
October 2, 2006

Farmers Capital Bank Corporation Completes Acquisition of Citizens National Bancshares, Inc.

Frankfort, Kentucky - Farmers Capital Bank Corporation (NASDAQ: FFKT) (“Farmers”) has announced that the required approvals from the appropriate regulatory authorities have been received and that the acquisition of Citizens National Bancshares, Inc. (“Citizens”) in Nicholasville, Kentucky has been completed. Citizens had total deposits of $136,000,000 as of August 31, 2006 and operates four banking locations in Jessamine County in Central Kentucky.

Farmers is a financial holding company headquartered in Frankfort, Kentucky and had total deposits of $1,346,000,000 as of August 31, 2006. Subsequent to the acquisition of Citizens, Farmers operates 38 banking locations in 25 communities throughout Kentucky, a leasing company, a data processing company, an insurance company, and a mortgage company. Farmers’ stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Capital Market tier, under the symbol FFKT.